Exhibit 19.1

DEXCOM, INC.

Insider Trading Policy
As Adopted by the Board of Directors
on March 11, 2005 and amended through January 1, 2025

I.PURPOSE
It is illegal for any employee, officer or director of DexCom, Inc. (collectively, with its subsidiaries, the “Company”) to trade in the securities of the Company while in the possession of material nonpublic information about the Company. A “trade” as referenced in this Insider Trading Policy (this “Policy”) generally refers to purchases, sales or gifts of securities. It is also illegal for any employee, officer or director of the Company to give material nonpublic information to others who may trade on the basis of that information.
In order to comply with U.S. federal and state securities laws governing (i) trading in Company securities while in the possession of material nonpublic information concerning the Company and (ii) disclosing (“tipping”) material nonpublic information to others, and in order to prevent even the appearance of improper trading or tipping, the Company has adopted this Policy for all of its employees, officers and directors.
II.SCOPE
A.Covered Persons. This Policy covers all employees, officers and directors of the Company (which includes its direct and indirect subsidiaries), their family members and entities (such as trusts, partnerships and corporations) over which such employees, officers or directors have or share voting or investment control (collectively referred to herein as “employees, officers or directors”). For purposes of this Policy, a “family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. Employees, officers and directors are responsible for ensuring compliance by their family members and entities over which they exercise voting or investment control. This Policy also applies to former employees, officers and directors until the third full trading day after any material nonpublic information known to such individual has become public or is no longer material to the Company.
B.Covered Transactions. This Policy applies to any and all transactions in the Company’s securities, including shares of Company common stock and options to purchase Company common stock or other rights to acquire Company common stock, such as restricted stock units, however acquired, and any other type of securities that the Company may issue, such as shares of preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities. Additionally, this Policy applies to any and all transactions in securities of another company while in possession of material nonpublic information obtained in the course of employment or service as an employee, officer or director of the Company.
C.Company Transactions. From time to time, the Company may engage in transactions in the Company’s securities. It is the Company’s policy to comply with all applicable U.S. federal and state securities laws or stock exchange listing standards when engaging in transactions in the Company’s securities.

D.10b5-1 Trading Plans. This Policy allows for trades by employees, officers and directors made in compliance with Rule 10b5-1 (“Rule 10b5-1”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), subject to the approval of the Compliance Officer.
III.INSIDER DEFINITIONS
A.Section 16 Parties. The Board of Directors of the Company has designated the executive officers and directors who are subject to the additional reporting provisions and trading restrictions of Section 16 of the Exchange Act, and the underlying rules and regulations promulgated by the SEC. Each such person, and each person and entity affiliated or associated with any such officer or director, is referred herein as a “Section 16 Party,” and collectively the “Section 16 Parties.”
B.Access Persons. The Company has designated (i) all DexCom Vice Presidents and above; (ii) all directors and above in the Legal, Finance and Corporate Development departments; and (iii) such other persons as determined by the Compliance Officer from time to time, as an “Access Person” (other than the Section 16 Parties) because such individuals may have regular access to material nonpublic information in the normal course of their duties for the Company. The Chief Legal Officer and Chief Financial Officer (or his or her respective designees), with input from the Section 16 Parties (the “Executive Leadership Team”) and relevant departmental team leaders, shall determine and maintain the list of Access Persons.
C.Director-Level Employees. Each employee at a “director” level (or equivalent such as “principal”) or above who is not a Section 16 Party or an Access Person is a “Director-Level Employee”.
IV.INSIDER TRADING COMPLIANCE OFFICER
The Company has designated the Company’s Chief Legal Officer, or his or her designee, as its insider trading compliance officer (“Compliance Officer”), for purposes of administering, interpreting, and enforcing this Policy. In the event of the Chief Legal Officer’s (or his or her designee’s) unavailability, the Company’s Chief Financial Officer or Chief Executive Officer shall be authorized to serve as Compliance Officer in the interim. The Chief Legal Officer and Chief Financial Officer may each designate his or her responsibilities under this Policy to another employee of the Company.
V.DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”
A.“Material” Information. Information is “material” if it might be of significance to a reasonable investor, as part of the total mix of available information, in determining whether to purchase, sell or hold Company securities. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following examples include certain types of information that ordinarily would be considered material:
•Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
•Significant financial and operational forecasts.
•Results or material data of clinical or pre-clinical testing or trials, or other significant development milestones.
•Significant communications to or from, or receipt of information from, United States or foreign regulatory authorities regarding products and/or products under development, including inspections, approvals or other regulatory actions.

•Operational metrics of the Company or its partners, such as customer counts and associated retention or attrition rates, performance or other metrics, employee counts and distribution by geography or function and any changes in such metrics.
•Potential material mergers and acquisitions or material sales of Company assets or subsidiaries.
•Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
•Significant changes in senior management.
•Strategic plans including customer, product (including product introductions), pricing, geography and market strategies and shifts.
•Developments regarding significant customers, suppliers or partners, such as the potential acquisition or loss of a significant contract, development agreement or strategic relationship.
•Developments with respect to significant lawsuits.
•Changes in the Company’s auditor or notification that the Company may no longer rely on an auditor’s report.
•Significant cybersecurity incident experienced by the Company.
B.“Nonpublic” Information. Material information is “nonpublic” if it has not been widely disseminated to the public, for example, through major newswire services, national news services, webcasts or financial news services. Even after the Company has released information to the press or the information has been reported, information will be considered public, i.e., no longer “nonpublic,” only at the opening of trading on the third full trading day following the Company’s widespread public release of the information. For the purposes of this Policy, a “trading day” is a day on which the Nasdaq Stock Market is open for trading.
C.Consult the Compliance Officer for Guidance. Employees, officers or directors who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.
VI.STATEMENT OF COMPANY POLICY AND PROCEDURES
A.Prohibited Activities
1.No Trading on Material Nonpublic Information. No employee, officer or director may trade in Company securities while possessing material nonpublic information concerning the Company (except for trades made under Rule 10b5-1 Plans in compliance with this Policy and applicable law). It does not matter that there may exist a justifiable reason for a purchase or sale apart from the nonpublic information; if the employee, officer or director has material nonpublic information, the prohibition still applies.

2.No Tipping of Material Nonpublic Information. No employee, officer or director may disclose material nonpublic information concerning the Company to any outside person (including, without limitation, family members, analysts, individual investors and members of the investment community and news media), unless required as part of the regular duties of such employee, director or officer for the Company or authorized by the Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.
3.No Trading Advice While In Possession Of Material Nonpublic Information. No employee, officer or director may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that employees, officers or directors should advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages all employees, officers and directors from giving trading advice concerning the Company to others even when the employees, officers and directors do not possess material nonpublic information about the Company.
4.No Hedging. No employee, officer or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”).
5.No Pledging. No employee, officer or director may hold Company securities in a margin account or pledge Company securities as collateral for a loan.
6.No “Shadow” Trading. No employee, officer or director may (a) trade in the securities of any other public company while possessing material nonpublic information obtained in the course of service as an employee, officer or director, (b) “tip” or disclose such material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing such material nonpublic information.
7.Gifts. No employee, officer or director may make a gift or other transfer without consideration of Company securities during a period when that employee, officer or director is not permitted to trade.
8.Social Media. No employee, officer or director may participate, in any manner other than passive observation, in any of the investment or stock-related Internet “chat” rooms, blogs, social media sites or message boards relating to the Company.
9.Affiliate Entity Trading Restriction. No entity over which an employee, officer or director has or shares voting or investment control may distribute securities of the Company to its limited partners, general partners or stockholders during a period when the employee, officer or director is not permitted to trade, unless the limited partners, general partners or stockholders of that entity have agreed in writing to hold the securities until the next open trading window described below.
B.Trading Windows and Blackout Periods
1.No Trading During Blackout Periods. No director, officer or employee subject to a Blackout Period may trade in Company securities during a Blackout Period (i.e. a Quarterly Blackout Period or a Special Blackout Period). This Blackout restriction does not apply to transactions described below under “Transfers Pursuant To Rule 10b5-1” (Section VI.C) and “Transactions Not Involving a Purchase or Sale” (Section VI.E). Prior to trading, each director, officer and employee must also follow the other restrictions of this Policy, including obtaining approval of the trade as set forth in “Procedures for Approving Trades” below, if applicable.

2.Quarterly Blackout. Trading in the Company’s securities is prohibited during the period beginning at the close of trading on the fifteen (15th) day of the last month of the then-current quarter (the “Quarterly Close Date”) and ending on the third business day following the Company’s widespread public release of quarterly or year-end operating results (the “Quarterly Blackout”).
3.Special Blackout. The Compliance Officer may designate certain event-driven blackout periods (the “Special Blackout Periods”) that apply to particular individuals or groups of persons, for such time as is determined by the Compliance Officer. No director, officer or employee is permitted to disclose to anyone, either internally or externally, not subject to a Special Blackout Period the existence of a Special Blackout Period.
C.Procedures for Approving Trades
1.Preclearance Required for Trades by Section 16 Parties, Access Persons, and Director-Level Employees. A Section 16 Party, an Access Person, and a Director-Level Employee may not trade in Company securities until such person receives approval to trade as further set forth below in the section titled “Preclearance Procedures.”.
2.Preclearance Procedures. A Section 16 Party, an Access Person, and a Director-Level Employee may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from the Compliance Officer and Chief Financial Officer in accordance with the following procedures:
a.The requestor must notify the Compliance Officer of the amount and nature of the proposed trade(s) no later than two business days prior to the Quarterly Close Date;
b.The requestor must certify to the Compliance Officer no earlier than two business days prior to the proposed trade(s) that:
(i)Such person is not in possession of material nonpublic information concerning the Company and, to such person’s knowledge, he or she will have no material nonpublic information as of the proposed trade date;
(ii)Such person is acting in good faith; and
(iii)the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act, Rule 144 of the Securities Act (if applicable) or any other securities laws;
c.The Executive Leadership Team member with oversight of such requestor (unless such requestor is a member of the Executive Leadership Team, in which case, this provision shall not be applicable) must certify to the Chief Financial Officer and Compliance Officer no earlier than two business days prior to the proposed trade(s) that such requestor is not in possession of material nonpublic information concerning the Company; and
d.The Chief Financial Officer and the Compliance Officer must each approve the trade(s), in each case, at his or her discretion, and has certified such approval.
For the purposes of the notifications, certifications, and approvals in this preclearance section, adequate notification or certification means that such notification or certification was completed via writing or via electronic means such as via the E-Trade platform. With respect to trades by the Chief Financial Officer or Compliance Officer, any proposed trades must be approved by the other officer, or the Chief Executive Officer.

3.Post-Approval Matters. If the Chief Financial Officer and the Compliance Officer grant preclearance of a trade, the requestor may make the trade at any time within, but not after, five trading days of receipt of preclearance approval. If the requestor becomes aware of material nonpublic information concerning the Company before the trade is executed, the preclearance shall be void and the trade must not be completed.
D.Transfers Pursuant to Rule 10b5-1
1.Rule 10b5-1 Plans. Section 16 Parties and Access Persons are prohibited from trading in Company Securities other than: (i) pursuant to a written contract, letter of instruction or plan that complies with the requirements of Rule 10b5-1 and this Policy (“Rule 10b5-1 Plan”), or (ii) non-10b-5 Trades described below.
2.Rule 10b5-1 Plan Requirements. No trades shall be treated as having been made pursuant to a Rule 10b5-1 Plan under this Policy unless:
a.The Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1;
b.The Compliance Officer has approved the Rule 10b5-1 Plan, and has certified such approval at least 90 days in advance of the first trade thereunder;
c.The person establishing the Rule 10b5-1 Plan has certified to the Compliance Officer in writing of the terms of the proposed Rule 10b5-1 Plan no later than two business days prior to the Quarterly Close Date;
d.The Rule 10b5-1 Plan must have a term of at least twelve months but no longer than 24 months; and
e.The person establishing the Rule 10b5-1 Plan has certified to the Compliance Officer in writing (and shall not have withdrawn such certification prior to such adoption) no earlier than two business days prior to the date that the Rule 10b5-1 Plan is formally established, that as of such date and as of the adoption date of the Rule 10b5-1 Plan:
(i)such person is not and to such person’s knowledge, will not be, aware of material nonpublic information concerning the Company;
(ii)all such trades to be made pursuant to Rule 10b5-1 Plan will be made in accordance with the applicable SEC rules;
(iii)such person is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5;
(iv)such person will act in good faith with respect to the Rule 10b5-1 Plan throughout its duration; and
(v)the Rule 10b5-1 Plan complies with the terms of this Policy.
For the purposes of the notifications, certifications, and approvals in this Rule 10b5-1 Plan section, adequate notification or certification means that such notification or certification was completed via electronic means such as via the E-Trade platform. With respect to Rule 10b5-1 Plans by the Compliance Officer, any proposed plans must be approved by the Chief Financial Officer or the Chief Executive Officer.

No such approval by the Compliance Officer and/or acknowledgement of the Rule 10b5-1 Plan by the Company shall be considered the Compliance Officer’s or the Company’s determination that the Rule 10b5-1 Plan satisfies the requirements of Rule 10b5-1. It is the sole responsibility of the person establishing the Rule 10b5-1 Plan to ensure that such plan complies with the requirements of Rule 10b5-1. The Company reserves the right to prevent any transactions in Company securities, even those pursuant to a Rule 10b5-1 Plan, if the Compliance Officer determines that prevention of such transaction is necessary to comply with securities law or contractual obligations.
3.Post-Plan Approval Matters. The person establishing the Rule 10b5-1 Plan must notify the Compliance Officer promptly via email and withdraw the certification if any changes of circumstances prior to the adoption date of the Rule 10b5-1 Plan have or will render such certification to be inaccurate as of that time.
4.Cooling-Off Period. The first trade under a Rule 10b5-1 Plan may not occur until the later of (A) the 91st day after the adoption of the Rule 10b5-1 Plan and (B) the third business day following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan was adopted (but not to exceed 120 days following the adoption of the Rule 10b5-1 Plan), following the Compliance Officer’s approval of the Rule 10b5-1 Plan. This waiting period is referred to as the “Cooling-Off Period”.
5.Rule 10b5-1 Plan Modifications; Amendments. Any Rule 10b5-1 Plan amendment, modification, or termination requires the prior approval of the Compliance Officer. Scheduled sales or purchases of Company pursuant to a Rule 10b5-1 Trading Plan will not be halted during the pendency of an amendment, suspension, or termination request. Modifying or changing the amount, price, or timing of the purchase or sale of Company securities underlying the Rule 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such securities) (any such modification or change, a “Plan Modification”) is deemed to be the same as terminating such person’s existing Rule 10b5-1 Plan and entering into a new Rule 10b5-1 Plan and must satisfy all of the conditions set forth above in “Rule 10b5-1 Plan Requirements” with respect to such amendment. As a result, the approval process for a Plan Modification is the same as the approval process for initially adopting a Rule 10b5-1 Plan, including being subject to a new Cooling-Off Period. The Company has the right at any time to require additional and/or different requirements in connection with the amendment or termination of a trading plan in order to protect the requestor and the Company from potential liability.
The Company discourages making multiple Plan Modifications, as that may give the appearance that such person is trading on material nonpublic information under the guise of that plan. Plan Modifications can only be made during a trading window and not during any Blackout Period and only when such person is not in possession of material nonpublic information. For other modifications to a Rule 10b5-1 Plan, such requestor must notify the Compliance Officer of such modification in writing at least two business days prior to the modification and such modification must be approved by the Compliance Officer.
6.No Obligation to Approve Plans. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades requested or to approve any Rule 10b5-1 Plan. The Compliance Officer may reject any trading requests or Rule 10b5-1 Plans at his or her sole reasonable discretion.
7.No Single-Trade Plans. No person may adopt a single-trade Rule 10b5-1 Plan.

8.Multiple Plans. A person may have only one Rule 10b5-1 Plan in effect at any point in time, subject to the express approval of the Compliance Officer; provided that a person may adopt a new Rule 10b5-1 Plan to replace an existing one, but only if the first scheduled trade under the new Rule 10b5-1 Plan does not occur before the later of (i) the last scheduled trade of the existing Rule 10b5-1 Plan; and (ii) the one year anniversary of the adoption date of the existing Rule 10b5-1 Plan. For the avoidance of doubt, the new Rule 10b5-1 Plan must also comply with all other provisions governing Rule 10b5-1 Plans set forth in this Policy, including, without limitation, the Cooling-Off Period.
9.Other Trading Arrangements. Employees, officers or directors are prohibited from entering into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c)) unless otherwise approved in advance by the Compliance Officer.
E.Non-10b5 Trades
1.Non-10b5 Trades Permissible for Section 16 Parties and Access Persons. Section 16 Parties and Access Persons are prohibited from selling or disposing of Company Securities other than: (i) pursuant to a Rule 10b5-1 Plan, or (ii) Non-10b-5 Trades.
2.Non-10b5 Trade Definition. A Non-10b5 Trade is a (a) purchase of shares on the open market, (b) gift or transfer without consideration may be made by a Section 16 Party or Access Person to (i) any member of such person’s immediate family (a “Gift Transfer”), (ii) any trust for the direct or indirect benefit of such Section 16 Party or Access Person or the immediate family of such person (“Trust Transfer”), or (iii) any charitable foundation established by such Section 16 Party or Access Person over which such person has dispositive power (a “Charitable Transfer”), or (c) gift or transfer by a Section 16 Party or Access Person to any donor advised fund or similar entity that is not a Rule 10b5-1 Plan.
3.Additional Requirements for Gifts, Trust Transfers, and Charitable Transfers. In addition to the other restrictions on trading and the other procedures set forth in this Policy, in the case of a Gift Transfer, a Trust Transfer, or a Charitable Transfer, the transferee must agree in writing prior to receiving the transferred Company securities: (i) to be bound by the terms of this Policy; and (ii) to solely trade or dispose of the transferred Company securities pursuant to a Rule 10b5-1 Plan.
F.Transactions Not Involving A Purchase Or Sale
1.Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic wage withholding contributions by the Company or employees to any of the Company’s Employee Stock Purchase Plan that are used to purchase Company securities pursuant to the employees’ advance instructions. However, no officers or employees may alter their instructions regarding the level of withholding or purchase by the employee of Company securities under such plan while in the possession of material nonpublic information. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of this Policy.
2.Equity Incentive Plans. The trading prohibitions and restrictions of this Policy do not apply to the exercise of a stock option or settlement of a restricted stock unit or other form of equity award, or to the exercise of a tax withholding right pursuant to which an election has been made to have the Company withhold shares subject to such awards to satisfy tax withholding requirements, provided that such sales are arranged pursuant to advanced instructions from the compensation committee of the board of directors. The Policy does apply, however, to any sales of stock, including as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or satisfy tax withholding requirements.

VII.POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS
A.Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided, pay civil penalties up to three (3) times the profit made or loss avoided, pay a criminal fine of up to $5 million (individual violators) or $25 million (entity violators) and serve a jail term of up to twenty (20) years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.
B.Company Discipline. Violation of this Policy or U.S. federal or state insider trading or tipping laws by any employee, officer or director may subject a director to dismissal proceedings and an officer or employee to disciplinary action by the Company up to and including termination for cause. A violation of this Policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, this Policy is intended to be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
C.Reporting of Violations. Any employee, officer or director who violates this Policy or any U.S. federal or state laws governing insider trading or tipping, or knows of any such violation by any other employee, officer or director, must report the violation immediately to the Compliance Officer. Alternatively, an employee, officer or director may report such violation anonymously through the procedures set forth in the Company’s Code of Conduct and Ethics for Employees and Directors.
VIII.INQUIRIES
Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer.
IX.MISCELLANEOUS
A.Waivers. The Chief Financial Officer and the Chief Legal Officer, acting together, may approve such waivers of this policy as they may deem appropriate provided that such waivers shall be immaterial and consistent with the spirit of this policy. Our board of directors reserves the right in its sole discretion to modify or grant waivers to this Policy. Any amendment or waiver may be publicly disclosed if required by applicable laws, rules and regulations. For the avoidance of doubt, unless explicitly stated by the board of directors, any waiver, amendment or modification of this Policy by the Board shall not be considered a waiver of the Company’s Code of Business Conduct and Ethics.
B.Effective Date. The effective date of this Policy is January 1, 2025. The amendments to this Policy would not apply to any existing Rule 10b5-1 Plan that was entered into prior to the effective date of this Policy, except to the extent that a Plan Modification is made to such plan after the effective date of this Policy.
C.Communication. This Policy will be communicated to all employees, officers and directors upon its amendment and restatement by the Company, and to all new employees, officers and directors at the start of their employment or relationship with the Company in accordance with the Company’s internal policies.
D.Amendments. The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of this Policy.

Term	Definition
Access Persons
(i)all Dexcom Vice Presidents and above;
(ii)all directors and above in the Legal, Finance and Corporate Development departments; and
(iii)such other persons as determined by the Compliance Officer from time to time

Director-Level Employees	Each employee at a “director” level (or equivalent such as “principal”) or above who is not a Section 16 Party or an Access Person.
Executive Leadership Team	Chief Legal Officer and Chief Financial Officer, and the Section 16 Parties
Section 16 Parties
The executive officers and directors who are subject to the additional reporting provisions and trading restrictions of Section 16 of the Exchange Act, and the underlying rules and regulations promulgated by the SEC.